EXHIBIT 16.1

BKD LLP

Securities and Exchange Commission

100 F Street, NE02

Washington, D.C. 20549

Gentlemen:

We have read the statements made by NCI 401(k) Profit Sharing Plan (the Plan), which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K on or about April 18, 2006.

We agree with the statements made with regard to BKD, LLP (BKD) that:

1.	Effective March 20, 2006, the 401(k) Benefits Administration Committee of the Plan approved the dismissal of BKD as the Plan’s independent registered public accounting firm.

2.	BKD audited the Plan’s financial statements for the year ended December 31, 2004.

3.	The report of BKD on its audit of the Plan’s financial statements as of and for the year ended December 31, 2004, did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

4.	During the year ended December 31, 2004, and through March 20, 2006, there have been no disagreements with BKD on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to the satisfaction of BKD, would have caused BKD to make reference to the subject matter in their report on the financial statements for such year, and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K during the year ended December 31, 2004.

5.	The Plan has provided BKD with a copy of the disclosure pursuant to Item 4.01 of Form 8-K which we understand the Plan will file with the Commission.

6.	BKD is furnishing the Plan with this letter addressed to the Commission to be filed as an Exhibit to Form 8-K.

We have no information or other basis to, and do not, agree or disagree with other statements made by the Plan in such Form 8-K.

/s/ BKD, LLP

Houston, Texas

April 18, 2006

1360 Post Oak Boulevard, Suite 1900 Houston, TX 77056 713 499-4600 Fax 713 499-4699